Filed pursuant to Rule 433

Registration Statement No. 333-284683

Relating to Preliminary Prospectus Supplement dated January 13, 2026

Republic of Colombia

Term Sheet

U.S.$2,000,000,000 5.375% Global Bonds due 2029

Issuer:	Republic of Colombia (“Republic”)

Transaction:	5.375% Global Bonds due 2029 (the “2029 Global Bonds”)

Expected Issue Ratings*:	BB (Outlook Stable), Fitch Ratings; BB (Outlook Negative), Standard & Poor’s Ratings Services; and Baa3 (Outlook Stable), Moody’s Investors Service, Inc.

Format:	SEC-Registered

Principal Amount:	U.S.$2,000,000,000

Pricing Date:	January 13, 2026

Settlement Date:	January 21, 2026 (T+5)

Maturity Date:	January 21, 2029

Interest Payment Dates:	January 21 and July 21 of each year, commencing on July 21, 2026, to the holders of record on January 6 and July 6 preceding each payment date

Benchmark Treasury:	3.500% UST due December 15, 2028

Benchmark Treasury Price and Yield:	99-25 and 3.579%

Spread to Benchmark Treasury:	+207.1 bps

Yield to Maturity:	5.650%

Coupon:	5.375%

Price to Public:	99.251%, not including accrued interest

Gross Proceeds (before underwriting discount and expenses) to Issuer:	U.S.$1,985,020,000

Day Count:	30/360

Denominations:	U.S.$200,000 and increments of U.S.$1,000 in excess thereof.

Optional Redemption:

Prior to December 21, 2028 (one month prior to the Maturity Date) (the “Par Call Date”), the Republic may redeem the 2029 Global Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Global Bonds matured on the Par Call Date) on an annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2029 Global Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, the Republic may redeem the 2029 Global Bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Global Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Republic as described under “Description of the Bonds-Optional Redemption” in the preliminary prospectus supplement.

Listing and Trading:	Application will be made to list the 2029 Global Bonds on the official list of the Luxembourg Stock Exchange and to trade on the Euro MTF. Application will also be made to the London Stock Exchange plc for the Bonds to be admitted to trading on the London Stock Exchange plc’s ISM.

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc.

Preliminary Prospectus Supplement:	https://www.sec.gov/Archives/edgar/data/917142/000119312526011133/d12098d424b3.htm

Clearing:	DTC and its participants, including depositaries for Euroclear Bank S.A./N.V. as operator of the Euroclear System plc, and Clearstream Banking, société anonyme
CUSIP/ISIN:	195325 ET8 / US195325ET82

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction, revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities Inc., toll-free at +1 (800) 294-1322, Citigroup Global Markets Inc. toll-free at +1 (800) 831-9146 or Deutsche Bank Securities Inc. toll-free at +1 (800) 503-4611.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as the 2036 Global Bonds are not available to retail investors in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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